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                                                                    EXHIBIT 99.1



   Wednesday March 29, 6:50 pm Eastern Time
   COMPANY PRESS RELEASE

   GERALD STEVENS, INC. RAISES $22.8 MILLION IN PRIVATE PLACEMENT


   FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--March 29, 2000 -- Gerald Stevens, Inc. (Nasdaq:GIFT - news) announced today that it has accepted subscriptions for 3,257,000 shares of its common stock at a price of $7.00 per share in a private placement to institutional investors. The transaction will generate total gross proceeds of $22.8 million for the company. Funding of the transaction is expected to be completed by March 30, 2000. Proceeds from the offering will be used by the company for general corporate purposes. The shares of common stock issued in the private placement were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement does not constitute an offer to sell or the solicitation of an offer to buy common stock of Gerald Stevens, Inc. Gerald Stevens, Inc. is the largest specialty retailer of floral products in the world, offering its products through retail stores, the internet, corporate affinity programs, catalogs and Yellow Page direct mail advertising.

   Contact:

         Gerald Stevens, Inc., Fort Lauderdale
         Adams Phillips, Chief Administrative Officer (Media)
         954/713-5002
         adam.phillips@geraldstevens.com